EXHIBIT 99.3

Joint Filer Information

Name:     Singapore Technologies Telemedia Pte Ltd

Address:     51 Cuppage Road, #10-11/17 StarHub Centre, Singapore 229469

Designated Filer:     STT Communications Ltd

Issuer & Ticker Symbol:     Equinix, Inc. (EQIX)

Date of Event Requiring Statement:     November 21, 2003

Signature:

SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD

By:	/s/ Pek Siok Lan

Name:	Pek Siok Lan
Title:	Company Secretary